Akerman LLP
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May 22, 2015

Ladenburg Thalmann Financial Services Inc.
4400 Biscayne Blvd., 12th Floor
Miami, Florida 33137

Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (Registration No. 333-192712) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on December 6, 2013 by Ladenburg Thalmann Financial Services Inc. (the “Company”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”). We are rendering this opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated May 22, 2015.  The Prospectus Supplement relates to the offering by the Company of up to 3,000,000 shares (the “Preferred Shares”) of the Company’s 8.00% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, $0.0001 par value per share (the “Series A Preferred Stock”), in an “at-the-market” offering, which Preferred Shares are covered by the Registration Statement. The Prospectus Supplement also relates to the potential issuance of up to 75,000,000 shares (the “Common Shares”) of the Company’s common stock, $0.0001 par value per share, upon the conversion of the Preferred Shares, pursuant to the Company’s Articles of Amendment to its Articles of Incorporation governing the Preferred Shares, subject to adjustment as provided therein. We understand that the Preferred Shares and the Common Shares are to be offered and sold in the manner set forth in the Registration Statement and the Prospectus Supplement.

We have acted as your counsel in connection with the preparation of the Prospectus Supplement. We are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Preferred Shares and the Common Shares. We have examined all such documents as we have considered necessary in order to enable us to render this opinion, including, but not limited to, (i) the Registration Statement, (ii) the Prospectus dated December 20, 2013 included with the Registration Statement (the “Prospectus”), (iii) the Prospectus Supplement, (iv) the Company’s Articles of Incorporation, as amended, (v) the Company’s By-laws, (vi) certain minutes of meetings and resolutions adopted by written consent of the Board of Directors of the Company, (vii) corporate records and instruments, and (viii) such laws and regulations as we have deemed necessary for the purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the authenticity of originals of such documents that have been presented to us as photostatic copies, and that the Preferred Shares and the Common Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers of the Company.

Based upon the foregoing, we are of the opinion that the Preferred Shares and the Common Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that may change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Akerman LLP